Exhibit 99.1

         The New York Times Company Reports 2006 First-Quarter Results

     NEW YORK--(BUSINESS WIRE)--April 13, 2006--The New York Times Company announced today that 2006 first-quarter diluted earnings per share (EPS) were $.24, compared with $.76 in the first quarter of the prior year. First-quarter net income was $35.0 million compared with $111.0 million in the same period of 2005.
     The 2006 first-quarter results include a pre-tax charge of $9.4 million ($5.2 million after tax or $.04 per share) for costs associated with a staff reduction program announced in September 2005.
     The 2005 first-quarter results included a gain of $67.8 million after tax or $.46 per share from the sale of the Company's current headquarters ($62.8 million after tax or $.43 per share) as well as property in Florida ($5.0 million after tax or $.03 per share).
     The Company only presents EPS on a generally accepted accounting principles
(GAAP) basis. This differs from the pro forma EPS provided by databases such as First Call and Reuters.
     "Our results in the first quarter reflect higher advertising and circulation revenues at The New York Times Media Group and the Regional Media Group, in part due to the introduction of innovative new products," said Janet
L. Robinson, president and chief executive officer. "Performance at the New England Media Group was adversely affected by consolidation among important advertisers and by a continued challenging environment.
     "The Web sites in our News Media Group posted solid gains in advertising revenues - up 23 percent in the quarter, which is a particularly strong showing given the large revenue base for this increase.
     "We continue to be very pleased with the performance of About.com, which we acquired a year ago in March. Its revenues climbed an estimated 98 percent in the quarter. All three of its revenue streams - display advertising, cost-per-click advertising and e-commerce - achieved strong growth, driven by higher rates and increased spending from blue-chip advertisers.
     "In total, our Internet businesses now account for 7.5 percent of our overall revenues, up from 4.5 percent in the first quarter of last year. This stems from both strong organic growth as well as the acquisition of About.com.
     "Looking ahead, we are focused on improving the margins of our businesses by continuing to enhance existing products and introduce new ones that serve our audiences and advertisers in print, online and through broadcast media. On the cost side, we are benefiting from the changes we made to our expense structure in 2005 and remain very disciplined on managing our costs. Total costs, excluding those related to staff reductions and About.com, grew 3.2 percent in the first quarter. We expect the rate of growth for costs - excluding those for staff reductions and the extra week in our fiscal calendar - to be lower for the balance of the year. We remain committed to improving our margins by achieving higher revenue growth than growth for these costs for the full year."

     First-Quarter Financial Results

     All comparisons are for the first quarter of 2006 to the first quarter of 2005, unless otherwise noted.

     Revenues

     Total revenues rose 3.3 percent to $831.8 million compared with $805.6 million. On March 18, 2005, the Company acquired About.com, a leading online provider of consumer information. Excluding About.com, total revenues increased
1.1 percent.
     Advertising revenues grew 3.9 percent and, excluding About.com, increased
0.7 percent. Circulation revenues, which were not affected by the About.com acquisition, were up 0.3 percent compared with last year.
     In the first quarter the Company benefited from the timing of Easter, which will be in April this year but was in March in 2005. Traditionally Easter is a time of reduced overall advertising since classified advertising typically declines on the holiday. Retail advertising normally increases in the days leading up to Easter.

     Costs and Expenses

     Total costs and expenses increased 6.0 percent to $763.5 million from $720.5 million. Excluding those related to staff reductions and About.com, total costs and expenses rose 3.2 percent. The increase includes:

     -- 1.3 percent attributable to higher distribution and outside printing expense,

     --   1.0 percent attributable to increased raw materials expense and

     --   0.8 percent attributable to higher promotion expense.

     Newsprint expense rose 5.9 percent in the first quarter, with 8.2 percent of the increase resulting from higher prices partially offset by a 2.3 percent decrease from lower consumption.
     Stock-based compensation expense decreased to $3.7 million ($2.2 million after tax or $.01 per share) from $6.6 million ($4.8 million after tax or $.03 per share) in the first quarter of last year, partially offsetting the increase in expenses discussed above. In 2006, no compensation expense is being recorded for the Company's employee stock purchase plan because, as a result of changes implemented in 2006, it is no longer considered a compensatory plan.
     Total costs and expenses excluding staff reductions, About.com, raw materials and depreciation and amortization increased 2.4 percent. Reconciliations to total costs and expenses excluding these items (non-GAAP financial measures) are included in the exhibits to this release.

     Operating Profit

     Operating profit decreased to $68.3 million from $208.1 million. The 2005 first quarter included a pre-tax gain of $122.9 million related to the sale of assets. Excluding the gain on the sale of assets in 2005, operating profit decreased due to higher expenses, as discussed above, partially offset by growth in revenues and the inclusion of About.com.

     Business Segment Results

     News Media Group

     Total News Media Group revenues increased 1.0 percent to $781.0 million from $773.2 million. Advertising revenues rose 0.7 percent, mainly due to growth in online revenues. Higher print advertising rates were more than offset by lower print volume. Circulation revenues were up 0.3 percent compared with last year due to growth at The New York Times Media Group and the Regional Media Group partially offset by declines at the New England Media Group.
     Operating profit for the News Media Group decreased to $68.3 million from $91.3 million, reflecting higher expenses, as discussed above, partially offset by growth in revenues.

     Broadcast Media Group

     Broadcast Media Group revenues increased 2.0 percent to $32.0 million from $31.3 million, due to revenues resulting from the acquisition of KAUT-TV in November 2005. Excluding KAUT-TV, Broadcast Media Group revenues decreased 1.9 percent, as declines in automotive advertising and network compensation were only partially offset by higher Olympic advertising.
     Operating profit decreased to $3.2 million from $4.1 million. Excluding KAUT-TV, operating profit decreased mainly because of lower revenues.

     About.com

     About.com's first-quarter revenues totaled $18.8 million and its operating profit was $7.6 million. The Company estimates that About.com's total revenues increased approximately 98 percent in the first quarter compared with the first quarter of 2005, based on the Company's records and the records of the prior owner. In 2006 the Company expects no dilution from About.com, and in 2007 expects that it will add to earnings.

     Other Financial Data

     Internet Revenues

     In the first quarter, the Company's Internet-related businesses generated $62.2 million in revenue, up 72.3 percent from $36.1 million in the 2005 first quarter. Our Internet-related businesses include our digital archives, the Web sites of our newspapers and broadcast properties and About.com, which we acquired last March. Excluding About.com, Internet revenues increased 23.9 percent. In total, Internet businesses accounted for about 7.5 percent of the Company's revenues in the first quarter versus 4.5 percent in the same quarter a year ago.

     Joint Ventures

     Net income from joint ventures totaled $2.0 million in the first quarter compared with a net loss of $0.2 million in the first quarter of 2005, mainly because of stronger performance at the Discovery Times Channel.
     As part of its ongoing efforts to examine the value of its assets and their continuing fit with the Company's strategy, on April 8 the Company exercised its right to require Discovery Communications, Inc. to purchase the Company's 50 percent investment in the Discovery Times Channel, a digital cable channel. As part of the initial investment in the channel, this right was exercisable following the fourth anniversary of the investment. By contract, the sale price is determined by a formula, with a floor of $80 million and a ceiling of $135 million, as calculated by an independent appraiser. The independent appraiser has not yet been selected. The Company's investment balance in the channel was approximately $104 million at the end of the quarter. Based on the sale price, which results from the independent appraisal, the Company will record a gain or loss, depending on whether the price is higher or lower than its investment balance.

     Income Taxes

     The Company's effective income tax rate was 39.6 percent in the first quarter compared with 42.9 percent in the first quarter of 2005. The tax rate for the 2005 first quarter includes the tax effect related to the gain from the sale of the Company's current headquarters last year.

     Interest Expense-net

     Interest expense-net decreased to $12.5 million from $14.2 million. The first quarter of 2005 includes $4.8 million related to the redemption of the Company's $71.9 million debentures. Interest expense-net in the first quarter of 2006 includes the impact of higher short-term interest rates.

     Shares

     In the first quarter, the Company repurchased 0.3 million Class A shares at a cost of $7.8 million. Approximately $136.9 million remained at the end of the first quarter from the Company's current share repurchase authorization. Class A and Class B common shares outstanding at the end of the quarter totaled 145.0 million shares.

     Cash and Total Debt

     At the end of the first quarter, the Company's cash and cash equivalents were approximately $40 million and total debt was approximately $1.4 billion.

     Capital Expenditures

     In the first quarter, the Company's capital expenditures totaled approximately $70 million. This amount includes both the Company's and its development partner's expenditures for its new headquarters building. The Company's capital expenditures, excluding its development partner's expenditures, were approximately $50 million, which included approximately $28 million for its new headquarters.

     2006 Expectations

     Below are the Company's expectations for 2006. With the exception of the first item, they have not changed since they were updated in January.

     -- Earlier this month, The New York Times decreased the number of pages devoted to stock tables from six to two Tuesday through Saturday and introduced new tools on NYTimes.com to help users better manage their portfolios. As a result, the Company expects to save $3 million in newsprint in 2006 and $4 million on an annualized basis.

     -- The New York Times newspaper raised home-delivery rates in New York and across the country about 4 percent effective February 6. This is expected to result in additional circulation revenues of approximately $7 to $8 million in 2006. Since the Company last raised home-delivery rates in early 2002, it has significantly enhanced its coverage of the arts, travel, business and real estate and introduced new sections such as Thursday Styles, Friday Escapes and T: Style magazines.

     -- Because the Company has a fiscal year that equalizes the number of Sundays, 2006 has an extra week. In the fourth quarter of 2006, there will be 14 weeks rather than 13.

     -- Across all of the newspaper properties the Company expects that revenues will benefit from higher advertising rates in 2006. At The Times, rates increased about 5 percent, and at the Globe and our Regional Media Group, rates increased about 3 percent.

     -- The Broadcast Media Group results will include a full year of revenues for KAUT-TV, which was acquired in November 2005. For the full year 2005, KAUT-TV had revenues of approximately $6 million based on the Company's records and the records of the prior owner. In 2006, the Group's stations are expected to benefit from mid-term elections, and, in the first quarter, benefited from the Olympics.

     -- The Company expects that all of its digital properties will continue to experience very strong revenue growth.

     -- The Company's revenues will include a full year of revenue from About.com, which is expected to have double-digit revenue and operating profit growth.

     --   Newsprint cost per ton - Growth rate expected to be 11 to 13 percent.

     --   Depreciation and amortization - $154 to $158 million.

     --   Income from joint ventures - $18 to $22 million.

     --   Interest expense - $58 to $62 million.

     --   Tax rate - 39.6 percent.

     -- Capital expenditures - Under GAAP, total capital expenditures for both the Company and its development partner in its new headquarters building appear on the Company's financial statements.


  Company*            $355 to $385 million
  Development partner $130 to $150    "
                      --------------------
   Total              $485 to $535 million

   *Includes $240 to $270 million for new headquarters


     Conference Call Information

     The Company's first-quarter earnings conference call will be held on Thursday, April 13, at 11 a.m. E.T. The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services, including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.
     To access the conference call, dial 800-819-9193 (in the U.S.) and 913-981-4911 (international callers) at least 10 minutes prior to the scheduled start of the call.
     A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call. The archive of the webcast will be available for 30 days. A digital replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Monday, April 17. The access code is 2599743.
     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 25, 2005. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
     The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

     This press release can be downloaded from www.nytco.com

     Exhibits:

     --   Condensed Consolidated Statements of Income

     --   Segment Information

     --   News Media Group Revenues by Operating Segment

     --   Footnotes - Reconciliation to Costs and Expenses Excluding Certain
          Items


                      THE NEW YORK TIMES COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
       (Dollars and shares in thousands, except per share data)

----------------------------------------------------------------------
                                    First Quarter
                                 -------------------------------------
                                     2006      2005          % Change
                                 --------- --------- -----------------
Revenues
   Advertising                   $554,627  $533,779               3.9%
   Circulation                    220,281   219,617               0.3%
   Other (a)                       56,864    52,187               9.0%
                                 --------- ---------
      Total                       831,772   805,583               3.3%

Costs and expenses (b)            763,496   720,457               6.0%

Gain on sale of assets (c)              -   122,946               N/A
                                 --------- ---------

Operating profit                   68,276   208,072             -67.2%

Net income/(loss) from joint                                         *
 ventures                           1,967      (248)

Interest expense - net             12,524    14,248             -12.1%

Other income                            -     1,250               N/A
                                 --------- ---------

Income from continuing operations
 before income taxes and minority
 interest                          57,719   194,826             -70.4%

Income taxes                       22,857    83,658             -72.7%

Minority interest in net
 loss/(income) of subsidiaries         93      (119)                 *
                                 --------- ---------
Net Income                        $34,955  $111,049             -68.5%
                                 ========= =========

Average Number of Common Shares:
   Basic                          145,165   145,868              -0.5%
   Diluted                        145,361   146,771              -1.0%

Basic Earnings Per Share            $0.24     $0.76             -68.4%
                                 ========= =========

Diluted Earnings Per Share          $0.24     $0.76             -68.4%
                                 ========= =========

Dividends Per Share                $0.165    $0.155               6.5%
                                 ========= =========

* Represents an increase or decrease in excess of 100%.


  See footnotes page for additional information.

----------------------------------------------------------------------

                      THE NEW YORK TIMES COMPANY
                          SEGMENT INFORMATION
   Revenues, Operating Profit (Loss) and Depreciation & Amortization
                 are prepared in accordance with GAAP.
                        (Dollars in thousands)

----------------------------------------------------------------------
                                     First Quarter
                                 -------------------------------------
                                     2006      2005          % Change
                                 --------- --------- -----------------
Revenues
---------------------------------
News Media Group                 $780,991  $773,166               1.0%
Broadcast Media Group              31,954    31,317               2.0%
About.com (d)                      18,827     1,100                  *
                                 --------- ---------
Total                            $831,772  $805,583               3.3%
                                 ========= =========

Operating Profit (Loss)
---------------------------------
News Media Group                  $68,311   $91,309             -25.2%
Broadcast Media Group               3,197     4,051             -21.1%
About.com (d)                       7,564       142                  *
Corporate                         (10,796)  (10,376)              4.0%
Gain on Sale of Assets (c)              -   122,946               N/A
                                 --------- ---------
Total                             $68,276  $208,072             -67.2%
                                 ========= =========

Depreciation & Amortization
---------------------------------
News Media Group                  $30,949   $29,665               4.3%
Broadcast Media Group               2,333     1,986              17.5%
About.com (d)                       2,959       220                  *
Corporate                           1,568     1,730              -9.4%
                                 --------- ---------
Total                             $37,809   $33,601              12.5%
                                 ========= =========

* Represents an increase or decrease in excess of 100%.


  See footnotes page for additional information.

----------------------------------------------------------------------

                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
            Revenues are prepared in accordance with GAAP.
                        (Dollars in thousands)

----------------------------------------------------------------------
                                                         2006
                                            --------------------------
                                                                 %
                                                            Change vs.
                                            First Quarter       2005
                                            -------------   ----------

The New York Times Media Group

Advertising                                      $307,811         2.1%

Circulation                                       156,473         1.8%

Other                                              40,033         5.1%
                                            -------------
     Total                                       $504,317         2.2%
                                            -------------

New England Media Group

Advertising                                      $101,537        -7.2%

Circulation                                        40,296        -5.7%

Other                                               9,405        17.1%
                                            -------------
     Total                                       $151,238        -5.6%
                                            -------------

Regional Media Group

Advertising                                       $96,049         5.3%

Circulation                                        23,512         1.5%

Other                                               5,875        10.6%
                                            -------------
     Total                                       $125,436         4.8%
                                            -------------

Total News Media Group

Advertising                                      $505,397         0.7%

Circulation                                       220,281         0.3%

Other (a)                                          55,313         7.6%
                                            -------------
     Total                                       $780,991         1.0%
                                            =============

See footnotes page for additional information.

----------------------------------------------------------------------


                      THE NEW YORK TIMES COMPANY
                               FOOTNOTES

(a) Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b) In the first quarter of 2006, the Company recognized charges of $9.4 million for costs associated with staff reductions.

(c) In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company's sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter of 2005. The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale. Additionally, in the first quarter, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d) On March 18, 2005, the Company purchased About, Inc., a leading online consumer information provider. The first quarter of 2006 included results for About.com for the entire quarter compared to results for nine days in the first quarter of 2005.

     Reconciliation to Costs and Expenses Excluding Certain Items

   Total costs and expenses include expenses related to staff reductions and About.com. Given that in the first quarter of 2005, there were no staff reductions and minimal expenses related to About.com, the Company believes that excluding these items (a non-GAAP financial measure) provides a more meaningful 2006-to-2005 comparison.

   Total costs and expenses also include depreciation and amortization and raw material costs. The Company believes that excluding these items (a non-GAAP financial measure) provides a useful measure of manageable costs.

   A reconciliation to costs and expenses excluding these items is below:


(In thousands)                                     First Quarter
                                           ---------------------------

                                               2006     2005  % Change
                                           ---------------------------
Costs and Expenses                         $763,496 $720,457      6.0%
  Less:
     Staff reduction expenses                 9,377        -
     About.com expenses                      11,263      958
                                           ---------------------------

Sub-total                                   742,856  719,499      3.2%
  Less:
     Depreciation & amortization *           34,850   33,381
                                           ---------------------------

Sub-total                                   708,006  686,118      3.2%
  Less:
     Raw materials                           81,937   74,829
                                           ---------------------------

Total                                      $626,069 $611,289      2.4%
                                           ===========================

* Excludes depreciation & amortization for About.com, which is included in About.com expenses above.


     CONTACT: The New York Times Company
              Catherine J. Mathis, 212-556-1981
              mathis@nytimes.com
              or
              Paula Schwartz, 212-556-5224
              schwap@nytimes.com